Room 4561
						February 3, 2006

Vincent C. Smith
Chief Executive Officer
Quest Software, Inc.
8001 Irvine Center Drive
Irvine, CA 92618

Re:	Quest Software, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 16, 2005
	File No. 0-26937

Dear Mr. Smith:

      We have completed our review of your Form 10-K and have no further comments at this time.


Sincerely,


      Kathleen Collins
      Accounting Branch Chief
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Mr. Vincent C. Smith
Quest Software, Inc.
December 13, 2005
Page 1